EXHIBIT 21

SUBSIDIARIES OF STANDARD MOTOR PRODUCTS, INC.

Name	State or Country of Incorporation

SMP Automotive de Mexico, S.A. de C.V.	Mexico

SMP Engine Management de Mexico, S. de R.L. de C.V.	Mexico

SMP Four Seasons de Mexico, S. de R.L. de C.V.	Mexico

SMP Motor Products Limited	Canada

SMP Poland sp. z o.o.	Poland

STABIL ELEKTROTECHNIK GmbH	Germany

STABIL PRODUKT Elektrotechnikai Kft.	Hungary

STABIL VERBINDUNGSTECHNIK GmbH	Germany

Standard Motor Products de Mexico, S. de R.L. de C.V.	Mexico

Standard Motor Products (Hong Kong) Limited	Hong Kong

Trumpet Holdings, Inc.	Delaware

Trombetta Asia, Ltd.	Hong Kong

Trombetta Electric (Shanghai) Co., Ltd.	China

Trombetta Electric (Wuxi) Co., Ltd.	China

Trombetta S. de R.L. de C.V.	Mexico

The names of particular subsidiaries have been omitted where, considered in the aggregate as a single subsidiary, they would not constitute, as of the end of the year covered by this report, a “significant subsidiary” as that term is defined in Regulation S-X under the Securities Exchange Act of 1934.